EXHIBIT 99.1


[LOGOS OF CYPRUS AMAX AND ASARCO]

                                                                       NEWS

                                                      FOR IMMEDIATE RELEASE


                  CYPRUS AMAX AND ASARCO URGE SHAREHOLDERS
            TO VOTE FOR THEIR PROPOSED MERGER ON SEPTEMBER 30TH

                  STRESS $5 PER SHARE SPECIAL CASH PAYMENT
                        AND $275 MILLION IN SAVINGS

                          WARN AGAINST CONTINGENT
                       PHELPS DODGE TAKEOVER ATTEMPT

DENVER, CO. AND NEW YORK, N.Y., SEPTEMBER 7, 1999 -- Cyprus Amax Minerals Company (NYSE:CYM) and ASARCO Incorporated (NYSE:AR) today announced that they were urging the shareholders of Cyprus Amax and Asarco to vote for the proposed Cyprus Amax and Asarco merger on September 30th.

Cyprus Amax and Asarco emphasized that their boards view the Asarco Cyprus merger as the only transaction which is assured of completion on September 30th and the only transaction which will give their shareholders a fair share of the value created by combining their two companies.

Speaking jointly, Milton H. Ward, Chairman and Chief Executive Officer of Cyprus Amax, and Francis R. McAllister, Chairman and Chief Executive Officer of Asarco, emphasized that the benefits to shareholders of the Asarco Cyprus merger, include:

    o    A special cash payment of $5 per share immediately after the merger;
    o Ownership in the largest publicly traded copper company in the world, producing 2.0 billion pounds annually;
    o 100% share in $275 million of annual cost savings which should enhance earnings and cash flow substantially, and
    o Ownership in a company with a strong balance sheet and the operational advantages of a 50 cent per pound cash cost and a net earnings break-even price at 65 cents per pound of copper.

Cyprus Amax and Asarco warned stockholders that Phelps Dodge's unsolicited, hostile attempt to break up the fully negotiated Asarco Cyprus merger seeks to leave Asarco and Cyprus Amax stockholders with only 43% of a three-way enterprise.

The companies stated, "We believe this percentage ownership is inequitable, as evidenced by the stark contrast of the much greater contributions Asarco and Cyprus Amax stockholders are being asked to make to such a three-way enterprise. Specifically:
    o 57% of the production
    o 61% of the ore reserves
    o 4 of the 5 lowest cost mines
    o 60% of the copper margin
    o 92% of the synergies
    o 91% of the cash
    o Lower cash costs

Cyprus Amax and Asarco also warned shareholders: "The Phelps Dodge proposal is subject to numerous conditions which cannot be fulfilled by September 30, including Phelps Dodge's own stockholder approval. We urge our stockholders to beware this effort to break up our value-creating merger, beware Phelps Dodge's 'spin campaign' of letters, lawsuits and public relations and beware that Phelps Dodge cannot guarantee when or if either of its hostile transactions will close. In contrast, our Boards of Directors are committed to creating the premier public copper investment in the world on September 30, and will do so with the approval of our stockholders --- which we are vigorously seeking."

Cyprus Amax and Asarco urged their stockholders to vote for the merger by signing, dating and mailing the white proxy card sent to them by Asarco or Cyprus Amax.

Actual results may vary materially from any forward-looking statement the Company makes. Refer to the Cautionary Statement and Risk Factors contained in Cyprus Amax's and Asarco's 1998 Form 10Ks.

                                      ###

FOR FURTHER INFORMATION: John Taraba (303) 643-5244 Gerald J. Malys
(303) 643-5060 Jerry W. Cooper (212) 510-1810 (212) 510-1835 (FAX) Donald M.
Noyes (212) 510-1813